UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 8, 2018

FOCUS UNIVERSAL INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55247	46-3355876

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20511 East Walnut Drive North Walnut, CA		91789

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (626) 272-3883

Registrant’s Fax Number, Including Area Code: (917) 791-8877

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

ITEM 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On June 8, 2018, Focus Universal Inc. (the “Company”) (OTCQB: FCUV) announced the appointment of Sheri Lofgren, Sean Warren, Michael Pope and Carine Clark as new board members of the Company. The Appointment is effective immediately.

In addition to serving as board members, Ms. Lofgren will serve as the Audit Committee Chair and Carine Clark will serve as the Compensation Committee Chair. Edward Lee will hold the position of Nominating Committee Chair for Focus moving forward.

Mr. Pope has served as President of Boxlight Corporation (Nasdaq: BOXL), a global education technology provider since July 2015. He previously served as Managing Director of Vert Capital Corp., a Los Angeles based private equity, and Chief Financial Officer and Chief Operating Officer for the Taylor Family. As a seasoned, global executive, Mr. Pope has lead over 50 buy-side transactions and raised over $200 million in debt and equity financings. He brings specific experience with fundraising, investor relations, mergers and acquisitions, and corporate strategy. Mr. Pope holds an active CPA license and serves on the boards of various private and public organizations. Mr. Pope earned his undergraduate and graduate degrees in accounting from Brigham Young University.

Sheri Lofgren has served as a financial consultant since March 2018. She served as Chief Financial Officer for Boxlight Corporation (Nasdaq: BOXL), a global education technology provider, from September 2014 to March 2018. She was Chief Financial Officer at Logical Choice Technologies, Inc., a distributor of interactive technologies to the education market, from 2005 to 2013. Ms. Lofgren is a certified public accountant with extensive experience in financial accounting and management, operational improvement, budgeting and cost control, cash management and treasury, along with broad audit experience, internal control knowledge and internal and external reporting. She started her career with KPMG and then joined Tarica and Whittemore, an Atlanta based CPA firm, as an audit manager. Ms. Lofgren is a graduate of Georgia State University where she earned a B.A. in Business Administration – Accounting.

Sean Warren is a talented and seasoned executive with over 25 years of experience in technology and enterprise technology systems. He brings a wealth of expertise with particular strengths in areas such as software development, cloud management, enterprise infrastructure development and full spectrum of IT compliance. Sean has been the CIO of Mountain Medical, Veyo Medical and VP of IT at Larry Miller. He has worked for technology companies as Omniture, Adobe and director of cloud operations at Domo. Sean is fluent in Spanish and graduated from Florida State University in accounting.

Carine Clark is a talented executive serving as president and CEO of four high-growth tech companies, specializing in helping companies scale from $10 million to $100 million or more. Her reputation as a data-driven marketing executive at Novell, Altiris and Symantec opened doors to lead Allegiance, MartizCX and Banyan as president and CEO. In addition, Clark serves on the executive boards of GOED (The Utah Governor's Office of Economic Development) and Silicon Slopes, a non-profit helping Utah’s tech community thrive. She has received numerous awards including the EY Entrepreneur of The Year® Award in the Utah Region and Utah Business Magazine’s CEO of the Year. Clark earned a bachelor’s degree in organizational communications and an MBA from Brigham Young University.

Item 7.01 Regulation FD Disclosure

A press release issued on June 8, 2018 announcing the appointment. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Number	Title
99.1	Press Release of Focus Universal Inc. dated June 8, 2018

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOCUS UNIVERSAL, INC.

Date: June 8, 2018	By:	/s/ Desheng Wang
Name: Desheng Wang Title: Chief Executive Officer